UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2026

HELIO CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-56744	92-0586004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2448 Sixth Street, Berkeley, California 94710
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 545-2666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On January 19, 2026, the Board of Directors (the “Board”) of Helio Corporation (the “Company”) appointed Mark Knauf as Chief Financial Officer of the Company, effective as of January 19, 2026.

Biographical Information

Mark Knauf (age 61) has been a Certified Public Accountant for over 32 years, with experience in business accounting, tax accounting, and economic consulting. Since January 2000, Mr. Knauf has served as President of Mark H. Knauf, P.A., and since May 2003, as Managing Director of Englewood Property Holdings, LLC, which owns and manages raw land and residential and commercial real estate properties. From June 1993 to September 1995, Mr. Knauf served as Chief Financial Officer of Amscot Financial, Inc. Mr. Knauf received his accounting degree from the Fisher School of Accounting at the University of Florida.

There are no arrangements or understandings between Mr. Knauf and any other person pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Knauf and any director or executive officer of the Company.

Compensatory Arrangements

In connection with his appointment, on January 19, 2026, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Knauf. Pursuant to the Employment Agreement, Mr. Knauf will serve as Chief Financial Officer for an initial one-year term, subject to automatic renewal for successive one-year terms.

Mr. Knauf is entitled to receive up to 100,000 shares of the Company’s common stock over a one-year period, vesting quarterly in installments of 25,000 shares per fiscal quarter, beginning January 20, 2026, subject to continued service. The equity awards are issued as restricted stock and are valued based on the 30-day moving average trading price of the Company’s common stock immediately preceding the applicable grant date.

Mr. Knauf is also entitled to a base salary of $120,000 per year ($10,000 per month), payable only after the Company raises at least $10.0 million in aggregate gross proceeds. No cash salary is payable prior to such fundraising milestone.

The Employment Agreement contains customary termination provisions, including severance equal to three months of salary and benefits in the event of termination without cause, constructive termination, termination by mutual agreement, disability, or death (other than suicide), and customary confidentiality and arbitration provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 FD Disclosure.

On January 20, 2026, the Company issued a press release announcing the appointment of Mark Knauf as the Chief Financial Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated January 19, 2026, by and between Helio Corporation and Mark Knauf
99.1	Press Release, dated January 20, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIO CORPORATION

Date: January 20, 2026	By:	/s/ Edward Cabrera
	Name:	Edward Cabrera
	Title:	Chief Executive Officer

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